Exhibit 10.51
[POST LOGO]

TO:    Mark Westphal
FROM:    [SVP of Human Resources]
DATE:    November 17, 2015
Congratulations on being selected to participate in the Post Holdings Performance Reward Program {PRP) for FY16 - FY18. Participation is limited to those employees who demonstrate the skills and leadership needed to drive performance.
The PRP is designed to award participants with a combination of cash and Restricted Stock Units (RSUs). The cash payout will be a result of achieving a designated three-year Cumulative Adjusted EBITDA goal for your specific operating company or segment. Your operating company leader will communicate the Adjusted EBITDA goal. Your cash award target amount is $156,778.88. A minimum and maximum Adjusted EBITDA goal has been established with a maximum payout potential of 150% of your cash award target. Your cash award is subject to the terms and conditions of the Performance-Based Cash Incentive Award Agreement available in Solium.
The RSUs link your efforts to the overall financial results and share price performance of Post Holdings.
The RSUs are subject to the terms and conditions of the Post Holdings, Inc. 2012 Long-Term Incentive Plan (the "Plan"). Below is a brief summary of the terms of your award:

•	The RSUs are granted effective November 17, 2015 ("Date of Grant")

•	Number of Units Granted: 2,661

•
The RSUs will vest in equal installments {1/3) on each of the first, second, and third anniversaries of the Date of Grant, subject to your continued employment with the Company through the applicable vesting date, and subject to any applicable accelerating and forfeiture events which are outlined in the RSU award agreement.

•
RSUs will be settled in shares of the Company's common stock at time of vesting. Unless otherwise directed by you, shares will be distributed on a net settlement basis after deducting the amount due for taxes. The shares will be settled within 60 days after the applicable vesting date.

•	After the awards vest, you will own common stock in Post Holdings which may be held or sold, subject to compliance with Post's insider trading policies.

As a reminder, Post entered into an arrangement with Solium Shareworks to facilitate the management and the administration of the Plan. Acceptance of awards will now be entirely electronic, through your secure, on-line access to your plan portfolio from any computer with an internet connection. Your PRP Restricted Stock Unit Award and your Performance-Based Cash Incentive Award will be available for electronic viewing and acceptance by Monday, December 7, 2015. Please login to view and accept your awards no later than December 31, 2015. Enclosed you will find step-by-step instructions on accessing and accepting your online grant agreements.
Although you will be able to view and accept the terms and conditions of your Performance-Based Cash Incentive Award through the online grant acceptance process within Solium, the details on this portion of your award will not appear in your Solium portfolio. However, you will have the opportunity to print the cash award terms and conditions prior to accepting.
If you have not previously established an account with Solium or are new to the program, please activate your account as soon as possible. If you have any questions on activating your account you may contact Solium directly at 877-380-7793.
Please maintain the strictest confidentiality regarding this award. You may direct any questions regarding this award or the agreements to XXXXXXX (SVP of HR) at xxxxxxxx@xxxxxxxx or XXXXXXXXX (Director of Compensation) at xxxxxxxx@xxxxxxxx.
Again, congratulations on being selected to participate in the program.